EXHIBIT 99.1
Commercial Metals Company Declares 2-for-1 Stock Split
with 20% Increase in Cash Dividend
     Irving, TX — April 24, 2006 — Commercial Metals Company (NYSE: CMC) announced today that its board of directors declared a two-for-one stock split in the form of a 100% stock dividend on the Company’s common stock payable May 22, 2006 to shareholders of record May 8, 2006. Each stockholder of record will receive one additional share of CMC common stock for each share held as of the record date.
     The Company also announced its intent to institute a quarterly cash dividend of 6 cents per share on the increased number of shares resulting from the stock dividend, which represents a 20% increase. In January 2006, the Company announced a 67% increase in the cash dividend from 6 cents to 10 cents per share. After the effect of the two-for-one stock split in the form of the 100% stock dividend announced today, the new quarterly dividend rate of 6 cents per share represents a doubling of the cash dividend payout within four months. The increased cash dividend rate of 6 cents per share will be effective with the next cash dividend declaration for the July 2006 dividend.
     CMC Chairman and Chief Executive Officer Stanley A. Rabin said, “These actions continue to reflect CMC’s confidence in our near-term as well as long-term business prospects. We remain focused on increasing shareholder value. We believe the additional market liquidity resulting from the increased number of shares outstanding will assist in our effort. This second increase in the cash dividend rate within four months emphasizes our continuing commitment to shareholders.”
     The two preceding paragraphs contain forward-looking statements regarding the Company’s prospects, including future financial results, market conditions and future cash dividend policy. There is inherent risk and uncertainty in any forward-looking statements. Variances will occur and some could be materially different
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from management’s current opinion. Developments that could impact the Company’s expectations include interest rate changes, construction activity, metals pricing over which the Company exerts little influence, increased capacity and product availability from competing steel mills and other steel suppliers including import quantities and pricing, court decisions, global factors including political and military uncertainties, credit availability, currency fluctuations, energy prices, and decisions by governments impacting the level of steel imports and pace of overall economic activity.
     Commercial Metals Company and subsidiaries manufacture, recycle and market steel and metal products, related materials and services through a network including steel minimills, steel fabrication and processing plants, construction-related product warehouses, a copper tube mill, metal recycling facilities and marketing and distribution offices in the United States and in strategic overseas markets.
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Contact:	Debbie Okle Director, Public Relations 214.689.4354
2006-15